UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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ALTERYX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Alteryx, Inc.

17200 Laguna Canyon Road

Irvine, California 92618

March 6, 2024

AMENDMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

ALTERYX, INC.

TO BE HELD ON WEDNESDAY, MARCH 13, 2024

This amendment, dated March 6, 2024 (which we refer to as this “amendment”), amends and supplements the notice of special meeting of stockholders and definitive proxy statement on Schedule 14A, dated February 9, 2024 (as it may be amended or supplemented from time to time, and which we refer to, collectively, as the “proxy statement”), filed by Alteryx, Inc. (which we refer to as “Alteryx,” “we,” “our,” “us” and similar words). Terms used in this amendment that are not defined have the meaning given to them in the proxy statement.

The proxy statement relates to the solicitation of proxies by Alteryx’s Board of Directors (which we refer to as the “Alteryx Board”) in connection with the Agreement and Plan of Merger (as it may be amended from time to time, and which we refer to as the “merger agreement”), dated December 18, 2023, by and among Alteryx, Azurite Intermediate Holdings, Inc. (which we refer to as “Parent”), Azurite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), and the proposed merger of Merger Sub with and into Alteryx (which we refer to as the “merger”) pursuant to the merger agreement, with Alteryx continuing as the surviving corporation and a wholly owned direct subsidiary of Parent. If the merger is completed, each share of Alteryx’s Class A common stock and Class B common stock will be converted into the right to receive $48.25 per share in cash (subject to certain exceptions), without interest and less any applicable withholding taxes.

As of the date of this amendment, Alteryx is aware of four complaints (which we refer to collectively as the “Complaints”) that have been filed by purported stockholders of Alteryx against Alteryx and members of the Alteryx Board seeking to enjoin the merger and to obtain other relief, two in the U.S. District Court for the Southern District of New York, one in the U.S. District Court for the Central District of California, and one in the U.S. District Court for the District of Delaware. The Complaints are captioned: Tuls v. Alteryx, Inc. et al., Case No. 1:24-cv-00936 (S.D.N.Y.), filed on February 8, 2024; Vugman v. Alteryx, Inc. et al., Case No. 8:24-cv-00293 (C.D. Cal.), filed on February 12, 2024; Taylor v. Alteryx, Inc. et al., Case No. 1:24-cv-00203-GBW (D. Del.), filed on February 15, 2024; and Miller v. Alteryx, Inc. et al., Case No. 1:24-cv-01147 (S.D.N.Y.), filed on February 16, 2024.

The Complaints assert claims against the defendants under Section 14(a) of the Exchange Act for issuing the proxy statement with allegedly false and misleading statements of material fact and alleged omissions of material fact and against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material fact and alleged omissions of material fact. The allegations in the Complaints include that the proxy statement omitted material information regarding Alteryx’s financial projections and the analyses performed by Qatalyst Partners. The Complaints seek, among other relief, to enjoin Alteryx from proceeding with the merger unless and until Alteryx cures certain alleged disclosure deficiencies in the proxy statement and for an award of attorneys’ fees and costs.

In addition to the Complaints, as of March 6, 2024, Alteryx has received 18 demand letters (which are referred to collectively as the “demand letters”) from purported stockholders of Alteryx with respect to the merger. The allegations in the demand letters regarding the proxy statement are substantially similar to the allegations in the Complaints regarding the proxy statement.

The purpose of this amendment is to provide supplemental information in the proxy statement (the “Supplemental Disclosures”) concerning the merger. Except as described in the Supplemental Disclosures, the information provided in the proxy statement is not amended, supplemented or otherwise modified. If information in the Supplemental Disclosures differs from or updates information contained in the proxy statement, then the information in the Supplemental Disclosures is more current and supersedes the different information contained in the proxy statement.

THE SUPPLEMENTAL DISCLOSURES SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT AND THE PROXY STATEMENT SHOULD BE READ IN ITS ENTIRETY.

Alteryx does not believe the Supplemental Disclosures are required or necessary under any applicable laws. However, solely to minimize expense and distraction and to avoid the uncertainty of any litigation, Alteryx is electing to make the Supplemental Disclosures set forth below in response to the Complaints and the demand letters. Alteryx denies the allegations in the Complaints and the demand letters, and denies that any violation of law has occurred. Alteryx believes that the proxy statement disclosed all material information required to be disclosed and denies that any of the Supplemental Disclosures are material or are otherwise required to be disclosed. Nothing in the Supplemental Disclosures should be deemed an admission of the legal necessity or materiality of any Supplemental Disclosures under any applicable laws.

Supplemental Disclosures

All paragraph headings and page references refer to the headings and pages in the proxy statement before any additions or deletions resulting from the Supplemental Disclosures or any other amendments. The Supplemental Disclosures are identified below by bold, underlined text. ~~Stricken-through~~ text shows text being deleted from a referenced disclosure in the proxy statement.

The following bolded and underlined language is added to the notice of special meeting of stockholders of Alteryx included with the proxy statement.

The proxy statement to which this notice is attached includes a copy of the merger agreement as Annex A and the certificate of incorporation of the surviving corporation in the merger included as an exhibit to the merger agreement as Annex D. All such documents are considered attached to this notice.

The following bolded and underlined language is added to, and the stricken through language is deleted from, pages 32-33 of the proxy statement in the section with the heading “Shares Held by Alteryx’s Directors and Executive Officers.”

As of ~~the date of this proxy statement~~March 6, 2024, Alteryx has not been informed that any of our directors or such affiliates intend to vote all of their shares of our common stock other than: (1) “FOR” the proposal to adopt the merger; (2) “FOR” the compensation that will or may become payable by Alteryx to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Subject to certain exceptions, Dean Stoecker, as well as certain of his affiliated funds, is contractually obligated to vote in favor of the adoption of the merger agreement pursuant to the terms and conditions of the voting agreement entered into as of the date of the merger agreement. For more information, see the section of this proxy statement captioned “The Merger—The Voting Agreement.”

The following bolded and underlined language is added to, and the stricken through language is deleted from, page 59 of the proxy statement in the section with the heading “Background of Merger—Second Phase of Strategic Review: Price and Structure Refinement.”

On October 2, 2023, the Special Committee met, with Alteryx management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Alteryx management discussed then-current results and expectations for Alteryx’s third quarter of 2023 operational and financial results. The representatives of Qatalyst Partners provided an update on the engagement with the potential counterparties and developments relating thereto. The representatives of Qatalyst Partners described the contact by Sponsor L, and discussed with the Special Committee the expectation of Qatalyst Partners that Sponsor L would require significant equity co-investment to acquire Alteryx in light of Sponsor L’s more limited financial resources compared to other potential acquirers. The Special Committee determined to provide Sponsor L due diligence information regarding Alteryx’s business but, given Sponsor L’s more limited financial resources, not to authorize meetings with Alteryx management prior to receiving from Sponsor L an indication of value and proposed financing structure for an acquisition. The representatives of Qatalyst Partners reviewed an indicative timeline for a potential sale of Alteryx. The Special Committee concurred that Qatalyst Partners should distribute a new bid process letter to potential acquirers reflecting a bid date of October 17, 2023. Further, in light of Insight’s recent and continuing engagement concerning a potential acquisition of Alteryx, Mr. Maudlin reminded the Special Committee that he served as a director for various companies that had received investments from Insight and at which representatives of Insight also served as directors. Given the number of potential parties participating in the bid process and that a number of other parties also had recent and continuing engagement concerning a potential acquisition of Alteryx, i~~I~~t was the consensus of the Special Committee to further discuss these relationships at a future meeting of the Special Committee.

The following bolded and underlined language is added to page 67 of the proxy statement in the section with the heading “Recommendation of the Special Committee and the Alteryx Board and Reasons for the Merger—Recommendation of the Special Committee and the Alteryx Board.”

On December 18, 2023, the Special Committee: (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of Alteryx and its stockholders; and (2) recommended that the Alteryx Board approve and declare advisable the merger agreement and authorize and approve Alteryx’s entry into the merger agreement and the consummation of the transactions contemplated by the merger agreement. As of March 6, 2024, the Special Committee has not been disbanded.

The following bolded and underlined language is added to page 75 of the proxy statement in the section with the heading “Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis.”

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for our common stock as of September 30, 2023 (which is the end of Alteryx’s most recent completed fiscal quarter and most recent publicly available balance sheet date), using mid-period convention, by:

•	adding:

•

the implied net present value of the estimated future unlevered free cash flows (which we refer to as the “UFCF”) of Alteryx, based on the Financial Projections for the fourth quarter of calendar year 2023 through calendar year 2033 as set forth in the Financial Projections table in the section below captioned “—Financial Projections” (which implied present value was calculated using a range of discount rates of 11.25 percent to 13.75 percent), based on an estimated weighted average cost of capital for Alteryx (utilizing the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment;

•

the implied net present value of a corresponding terminal value of Alteryx, calculated by applying to Alteryx’s estimated UFCF in calendar year 2033, based on the Financial Projections, a perpetuity growth rate range of 3.0 percent to 6.0 percent (which was chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in the first bullet above; and

•	subtracting:

•

net debt of approximately $568 million as of September 30, 2023, as disclosed in the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed by Alteryx on November 7, 2023; and

•

dividing the resulting amount by the number of fully diluted shares of our common stock outstanding (calculated using the treasury stock method), taking into account outstanding restricted stock units and performance-based restricted stock units and in-the-money stock options, and assuming net share settlement of the in-the-money convertible notes, as of December 15, 2023, all as provided by Alteryx management, with each of the above-referenced estimated future UFCFs and terminal values having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 36 percent in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Alteryx management.

“Net debt” is calculated as the aggregate principal amount of Alteryx’s outstanding senior notes and convertible notes minus cash and cash equivalents and investments in marketable securities.

The following bolded and underlined language is added to page 76 of the proxy statement in the section with the heading “Opinion of Qatalyst Partners LP—Selected Companies Analysis.”

The companies used in this comparison are listed below:

Selected Companies	CY2024E Revenue Multiples	Enterprise Value ($ in millions)
UiPath, Inc.	9.1x	$13,886
Okta, Inc.	5.7x	$13,977
Elastic N.V.	8.4x	$11,855
Informatica Inc.	6.1x	$10,296
Tenable Holdings, Inc.	6.3x	$5,671
Varonis Systems Inc.	9.1x	$4,947
Teradata Corporation	2.5x	$4,787
Pegasystems Inc.	3.0x	$4,455
Rapid7, Inc.	5.1x	$4,446
Sprinklr, Inc.	3.3x	$2,661
Pagerduty, Inc.	4.8x	$2,318
PROS Holdings, Inc.	6.3x	$2,120
Amplitude, Inc.	5.2x	$1,537
Domo, Inc.	1.4x	$464

The following bolded and underlined language is added to page 77 of the proxy statement in the section with the heading “Opinion of Qatalyst Partners LP—Selected Transactions Analysis.”

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (1) the implied fully diluted enterprise value of the target company as a multiple of the Analyst Projections of the next-12-months’ revenue of such target company (which we refer to as the “NTM Revenue Multiples”); and (2) the implied fully diluted enterprise value of the target company as a multiple of Analyst Projections of the next-12 months’ earnings before interest, taxes, depreciation, and amortization (which we refer to as “EBITDA”) of such target company (which we refer to as the “NTM EBITDA multiples”).

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	FD Enterprise Value ($ in millions)
09/21/23	Splunk Inc.	Cisco Systems, Inc.	7.1x	30.9x	29,552
09/06/23	NextGen Healthcare, Inc.	Thoma Bravo	2.4x	19.2x	1,750
08/09/23	Avid Technology, Inc.	STG Partners, LLC	3.0x	13.8x	1,408
07/31/23	New Relic, Inc.	Francisco Partners Management, L.P. & TPG Fund	5.8x	30.4x	6,119
05/04/23	Software AG	Silver Lake	2.6x	14.4x	2,945
03/13/23	Momentive Global Inc.	STG Partners, LLC	3.0x	16.0x	1,474
03/13/23	Qualtrics International Inc.	Silver Lake & CPP Investments	7.1x	50.2x	11,741
02/09/23	Sumo Logic, Inc.	Francisco Partners Management, L.P.	4.2x	—	1,407
01/09/23	Duck Creek Technologies	Vista Equity Partners Management, LLC	7.0x	—	2,400
08/03/23	Ping Identity Holding Corp.	Thoma Bravo	8.0x	—	2,804
05/26/22	VMware, Inc.	Broadcom Inc.	5.1x	15.1x	70,200
01/31/22	Citrix Systems, Inc.	Evergreen Coast Capital Corp. & Vista Equity Partners Management, LLC	5.1x	16.0x	16,519
12/07/21	Mimecast Limited	Permira Holdings Limited	8.8x	32.1x	5,538
08/19/21	Inovalon Holdings, Inc.	Nordic Capital Limited	8.8x	25.0x	7,209
08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	5.9x	18.8x	5,238
06/28/21	QAD Inc.	Thoma Bravo	5.3x	50.6x	1,824
06/01/21	Cloudera, Inc.	Kohlberg Kravis Roberts & Co. L.P. & Clayton, Dubilier & Rice, LLC	5.2x	30.4x	4,884
04/26/21	Proofpoint, Inc.	Thoma Bravo	9.4x	55.6x	11,313
03/10/21	Talend S.A.	Thoma Bravo	7.4x	—	2,449
12/21/20	RealPage, Inc.	Thoma Bravo	8.2x	28.9x	10,186
12/17/19	LogMeIn, Inc.	Francisco Partners	3.4x	10.7x	4,418
08/22/19	Pivotal Software, Inc.	VMware, Inc.	3.4x	—	2,667
02/12/19	Ellie Mae Inc.	Thoma Bravo	6.8x	31.0x	3,347
12/23/19	MYOB Group Limited	Kohlberg Kravis Roberts & Co. L.P.	4.9x	12.1x	1,708
11/11/18	athenahealth, Inc.	Veritas Capital & Elliott Management Corporation	3.9x	13.8x	5,649
08/31/16	Interactive Intelligence Group, Inc.	Genesys Telecommunications Laboratories, Inc.	3.2x	39.0x	1,421
06/02/16	Qlik Technologies Inc.	Thoma Bravo	3.6x	32.1x	2,611
11/02/15	Constant Contact Inc.	Endurance International Group Holdings Inc.	2.3x	11.3x	924
04/07/15	Informatica Corporation	Permira Holdings Limited & CPP Investments	4.3x	18.1x	4,874
09/29/14	TIBCO Software Inc.	Vista Equity Partners Management, LLC	3.9x	17.4x	4,207
05/22/12	Ariba, Inc.	SAP America, Inc.	7.8x	32.4x	4,437

*	Multiples greater than 75.0x, negative or not publicly available marked as “—.”

The following bolded and underlined language is added to pages 81-82 of the proxy statement in the section with the heading “Financial Projections.”

The following table summarizes the Financial Projections. Alteryx management made various estimates and assumptions when preparing the Financial Projections, including: (1) a compound annual growth rate for Revenue of 11% from 2024 through 2033 as a result of new logo growth and existing customers continuing to expand with Alteryx; (2) for the purposes of estimating revenues over the estimated periods, a gradual product mix shift from on-premise software revenue to cloud software revenue; (3) for purposes of estimating expenses over the estimated periods, increasing headcount and cloud hosting expenses; and (4) expected improving profitability and cash flow generation as Alteryx’s operations continue to scale over time.

	Year ending December 31,
(dollars in millions)	2H 2023E(3)	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$573	$1,063	$1,255	$1,485	$1,693	$1,909	$2,119	$2,314	$2,488	$2,637	$2,756
Non-GAAP Operating Income(1)	$134	$225	$338	$478	$549	$616	$683	$741	$801	$860	$923
Cash Taxes	—	$—	$(3)	$(8)	$(9)	$(33)	$(62)	$(70)	$(79)	$(89)	$(95)

Depreciation	$8	$26	$29	$34	$28	$32	$36	$39	$42	$45	$47

Capital Expenditures	$(13)	$(21)	$(21)	$(23)	$(27)	$(31)	$(34)	$(37)	$(40)	$(43)	$(47)

Change in Net Working Capital	$(107)	$(63)	$(56)	$(69)	$(59)	$(48)	$(45)	$(45)	$(51)	$(57)	$(61)

Unlevered Free Cash Flow(2)	$18	$167	$287	$412	$482	$537	$577	$628	$673	$716	$767

(1)

Non-GAAP Operating Income is defined as GAAP operating income (loss) and adjusting to exclude stock-based compensation expense, payroll tax related to stock-based compensation, acquisition related adjustments including amortization of intangible assets, impairment of long-lived assets, cost optimization charges and income tax adjustments

(2)

Unlevered Free Cash Flow is calculated as Non-GAAP Operating Income (as defined above) subtracting the impact of cash taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures, capitalized software development costs and changes in net working capital. Unlevered Free Cash Flow in Alteryx’s third quarter of 2023 also includes the impact of Cash Payments related to Cost Optimization Efforts of approximately $4 million, as estimated by Alteryx management for such period.

(3)

As described in more detail in the section of this proxy statement captioned “—Opinion of Qatalyst Partners,” for purposes of performing its financial analyses in connection with rendering its opinion to the Alteryx Board, Qatalyst Partners used, with the approval of the Special Committee, the prospective financial information for Alteryx’s fourth quarter of 2023 included in the Financial Projections, including Revenue of approximately $353 million, Non-GAAP Operating Income of approximately $125 million and Unlevered Free Cash Flow of $68 million, as estimated by Alteryx management for such period.

The following bolded and underlined language is added to page 82 of the proxy statement in the section with the heading “Interests of Alteryx’s Directors and Executive Officers in the Merger.”

When considering the recommendation of the Alteryx Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders. Additionally, in connection with entering into the merger agreement, on December 18, 2023, following approval by the Alteryx Board, Mr. Stoecker, as well as certain of his affiliated entities, in each case solely in their capacities as stockholders of Alteryx, entered into the voting agreement with Parent and Alteryx. Other than Mr. Stoecker, none of Alteryx’s officers and directors entered into the voting agreement. The voting agreement obligates Dean Stoecker (including certain of his affiliated entities) to vote their respective shares of our common stock in favor of the adoption of the merger agreement. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the transactions contemplated by the merger agreement, including the merger; and (3) recommending that our stockholders adopt the merger agreement, the Alteryx Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests are more fully described in this section.

The following bolded and underlined language is added to, and the stricken through language is deleted from, page 90 of the proxy statement in the section with the heading “Interests of Alteryx’s Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger.”

No acquisition proposal submitted as part of the strategic review process described in this proxy statement contemplated specific roles or compensation arrangements for any officer or employee. As of ~~the date of this proxy statement~~March 6, 2024, none of Alteryx’s executive officers have (1) reached an understanding on potential employment or other retention terms with the surviving corporation or with Parent or Merger Sub; or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Parent or Merger Sub to be effective following the consummation of the merger. However, prior to the effective time of the merger, Parent or Merger Sub may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Alteryx’s employees to be effective as of the effective time of the merger.

The following bolded and underlined language is added to page 108 of the proxy statement in the section with the heading “Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers.”

At the effective time of the merger, the certificate of incorporation of Alteryx as the surviving corporation will be amended and restated in its entirety to read as set forth in the applicable exhibit attached to the merger agreement, a copy of which is attached to the Supplemental Disclosures as Annex D, and the bylaws of Alteryx as the surviving corporation will be amended and restated in their entirety to conform to the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, in each case, until thereafter amended in accordance with the DGCL.

A new paragraph is added to page 36 following the caption “Other Matters” and the accompanying paragraph: Litigation Related to the Merger

On February 8, 2024, a purported stockholder of Alteryx filed a complaint in the U.S. District Court for the Southern District of New York against Alteryx and the members of the Alteryx Board, captioned Tuls v. Alteryx, Inc. et al., Case No. 1:24-cv-00936. On February 12, 2024, a purported stockholder of Alteryx filed a complaint in the U.S. District Court for the Central District of California against Alteryx and the members of the Alteryx Board, captioned Vugman v. Alteryx, Inc. et al., Case No. 8:24-cv-00293. On February 15, 2024, a purported stockholder of Alteryx filed a complaint in the U.S. District Court for the District of Delaware against Alteryx and the members of the Alteryx Board, captioned Taylor v. Alteryx, Inc. et al., Case No. 1:24-cv-00203-GBW. On February 16, 2024, a purported stockholder of Alteryx filed a complaint in the U.S. District Court for the Southern District of New York against Alteryx and the members of the Alteryx Board, captioned Miller v. Alteryx, Inc. et al., Case No. 1:24-cv-01147. The complaints in this paragraph are referred to as the “Complaints.”

The Complaints assert claims against the defendants under Section 14(a) of the Exchange Act for issuing Alteryx’s proxy statement with allegedly false and misleading statements of material fact and alleged omissions of material fact and against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material fact and alleged omissions of material fact. The allegations in the Complaints include that the proxy statement omitted material information regarding Alteryx’s financial projections and the analyses performed by Qatalyst Partners. The Complaints seek, among other relief, to enjoin Alteryx from proceeding with the merger unless and until Alteryx cures certain alleged disclosure deficiencies in the proxy statement and for an award of attorneys’ fees and costs.

In addition to the Complaints, as of March 6, 2024, Alteryx has received 18 demand letters (which are referred to collectively as the “demand letters”) from purported stockholders of Alteryx with respect to the merger. The allegations in the demand letters regarding the proxy statement are substantially similar to the allegations in the Complaints regarding the proxy statement.

Alteryx believes that the disclosures set forth in the proxy statement comply fully with all applicable laws and that the allegations contained in the Complaints and demand letters are without merit. Additional lawsuits arising out of the merger may be filed in the future. No assurances can be made as to the outcome of such lawsuits or the Complaints.

*    *    *

Annex D – Form of Certificate of Incorporation of the Surviving Corporation

The following constitutes the form of Certificate of Incorporation of the Surviving Corporation attached as Exhibit C to the merger agreement, and is added as Annex D of the proxy statement.

ANNEX D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALTERYX, INC.

I.

The name of this corporation is ALTERYX, INC.

II.

The registered office of the corporation in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, City of Wilmington, DE 19808, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.0001.

V.

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

D. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

E. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

F. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after the effectiveness of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

VIII.

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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